UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED - JUNE 18, 2008

LAUREATE RESOURCES & STEEL INDUSTRIES INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-52781	98-0471111
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

245 Park Avenue, 24th Floor New York, NY 10167
(Address of principal executive offices)

(212) 672-1927
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Olivier de Vergnies as Director

On June 18, 2008, the Board of Directors (the “Board”) of Laureate Resources & Steel Industries Inc. (the “Company”) appointed Olivier de Vergnies as a director of the Company.

Mr. de Vergnies has previously served as Vice President, Head of the Middle East Division of Dexia Private Bank (Switzerland), Geneva from 2004 -2008 where he was responsible for Middle Eastern high net worth individuals, business acquisition and retention process, as well as the development of new financial structured products ideas and innovative private asset allocation. From 2000-2004 Mr. de Vergnies served Dexia Bank, Luxembourg as Vice President, Head of Strategy & Alliances where he was responsible for the marketing strategy and product development for Middle East clients segments across Luxembourg, Switzerland, France, Jersey and the United Kingdom. Mr. de Vergnies served as Global Strategic Coordinator for the Dexia Private Banking Group Executive Committee and managed the joint ventures optimization process with Banco Popular in Spain, multi-channel distribution, market watch process, international and internal communication.

On July 1, 2008, Mr. de Vergnies will commence services as the Chief Executive Officer of Rudana Investment Group AG, the Company’s largest shareholder. On July 1, 2008, Mr. de Vergnies will also commence services as Chief Executive Officer of 4C Controls Inc.

No decisions have been made yet regarding any committees of the Board on which Mr. de Vergnies will serve.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LAUREATE RESOURCES & STEEL INDUSTRIES INC.

By:	/s/ Barbara Salz
Name: Barbara Salz
Title: Corporate Secretary

Date:  June 24, 2008